Exhibit 10.1

RETENTION AGREEMENT

This Retention Agreement (the “Agreement”) is made and entered by and between Aerojet-General Corporation, its parents, subsidiaries and affiliates (the “Company”) and Richard W. Bregard (the “Executive”) as of February 6, 2012 (the “Effective Date”).

WHEREAS, the Company has employed Executive and wishes to continue to employ him until at least November 30, 2012; and

WHEREAS, the Company wishes to reward Executive for remaining employed for that period and making particular contributions toward the success of the Company;

NOW THEREFORE, in consideration of the covenants set forth in this Agreement, Company and Executive, each intending to be legally bound, hereby agree as follows:

1. Compensation. (a) Base Salary. The Company shall continue to pay Executive his base salary as of the Effective Date, through and including the Termination Date, less applicable withholdings and deductions, in accordance with the Company’s payroll procedures. Executive shall be eligible for an adjustment to his base salary in connection with the annual review of base salaries by the Organization and Compensation Committee (the “Committee”) of the Board of Directors of GenCorp, Inc., at the discretion of the Committee. In the event that the Termination Date occurs before November 30, 2012, and Executive’s termination qualifies as an Eligible Early Termination, Executive shall be paid a lump sum equal to the salary he would have earned from the Termination Date up to and including November 30, 2012, but excluding pay for time worked up through and including the Termination Date that has been or will be paid to Executive pursuant to the first sentence of this paragraph 1(a).

(b) Short-term Incentive Program. Executive shall be entitled to participate in the Short-term Incentive Program (“STIP”) for the fiscal year 2012, with an individual target percentage of fifty percent (50%) of his base compensation. Executive shall participate in the STIP in accordance with the performance measures and target established by the Committee for fiscal year 2012, and will receive payment of any STIP award based upon the Committee’s determination regarding achievement of the STIP goals.

(c) Long-term Incentive Program. Executive shall not participate in the Long-term Incentive Program or other equity-based compensation awards in 2012 or thereafter.

(d) Accrued Vacation. Executive shall be paid a lump sum equal to all accrued but unused vacation after his termination from the Company.

2. Benefits. Executive shall continue to be eligible to participate in the Company’s medical, dental and other similar employee benefit programs that are provided by the Company to executives at levels commensurate with Executive’s position, in accordance with the provisions of any such plans, as the same may be in effect from time to time.

3. Duties and Title. Executive’s title and duties shall remain the same as they were as of the Effective Date.

4. Retention Bonus.

(a) In the event Executive remains employed through November 30, 2012, or his termination qualifies as an Eligible Early Termination, the Company shall pay to Executive a retention bonus (the “Retention Bonus”) as set forth in Section 5(b) below in consideration of Executive’s continued employment until the Termination Date, and provided that Executive has transitioned his key responsibilities to one or more executives of the Company.

(b) The Retention Bonus shall consist of a lump sum payment equal to Executive’s base salary as then in effect, less applicable withholdings and deductions.

5. Continuation of Benefits. In the event Executive’s termination qualifies as an Eligible Early Termination, and Executive timely elects continuation of coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”), the Company shall fully subsidize reimbursement for the premiums associated with continuation of Executive’s health insurance pursuant to COBRA through November 30, 2012.

6. Existing Equity Awards. In the event Executive’s termination occurs on or after November 30, 2012, or qualifies as an Early Eligible Termination, and subject to the approval of the Committee, Executive shall be eligible for continued vesting of any of Executive’s restricted shares of common stock (the “Restricted Shares”) and Stock Appreciation Rights (“SARs”) granted to Executive pursuant to the GenCorp Inc. 1999 Equity and Performance Incentive Plan and the GenCorp Inc. Amended and Restated 2009 Equity and Performance Incentive Plan (collectively, the “Plans”) that have not yet vested, in accordance with the terms of the Plans.

7. Timing of Post-Termination Payments; Required General Release.

(a) Upon a Termination for any reason, Executive shall be entitled to the following amounts which shall be paid within thirty (30) days unless otherwise required by law: (i) payment of his Base Compensation up to and including the Termination Date; (ii) payment in lieu of any accrued but unused vacation time, in accordance with the Company’s vacation policy; (c) payment of unreimbursed expenses in accordance with the Company’s reimbursement policy; and (d) for the period up to and including the Termination Date, payments and benefits under any Company benefit plan, program or policy in which Executive participated during his employment and paid pursuant to the terms of such plan, program or policy.

(b) All post-termination payments under Section 1(b) shall be paid at the same time other executives receive their STIP payments for fiscal year 2012.

(c) All post-termination payments under Sections 1(a), 4 and 5 shall begin within sixty (60) days following the Termination Date, provided, however, that if the sixty (60) day period begins in one calendar year and ends in the second calendar year, payment will be made in the second calendar year. All post-termination payments and benefits under Section 1, 4, 5 and 6 are subject to Executive’s execution and delivery of a general release (that is no longer subject to revocation under applicable law) of the Company, its parents, subsidiaries and affiliates and each of its officers, directors, employees, agents, successors and assigns (the “General Release”), in the form attached hereto as Exhibit A.

(d) Notwithstanding the foregoing, Executive agrees that in the event that all or a portion of any payment described in this Section 7 constitutes nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall not be made prior to the date which is six (6) months after the date Executive separates from service (within the meaning of the Code).

8. Early Termination. The Company shall not pay Executive the Retention Bonus in the event that prior to November 30, 2012, (i) Executive resigns or otherwise voluntarily terminates his employment with the Company, (ii) the Company terminates Executive for Cause (as hereinafter defined).

9. Definitions.

(a) Cause. For purposes of this Agreement, the term “Cause” shall mean that Executive: (A) pleads “guilty” or “no contest” to or is indicted for or convicted a felony under federal or state law or as a crime under federal or state law which involves Executive’s fraud or dishonesty; (B) in carrying out his duties, engages in conduct that constitutes gross negligence or willful misconduct; (C) fails to reasonably perform the responsibilities of his position (such reasonable performance shall be evaluated based on effort); (D) engages in misconduct that causes material harm to the reputation of the Company; or (E) materially breaches any term of this Agreement or written policy of the Company, provided that if the Company provides written notice of Cause pursuant to (C) through (E), the Executive shall be given thirty (30) days from the date of such written notice to cure such conduct.

(b) Disability. For purposes of this Agreement, the term “Disability” shall mean that Executive becomes physically or mentally unable to perform his duties hereunder and such incapacity has continued for a total of ninety (90) consecutive days or any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days.

(c) Termination Date. For purposes of this Agreement, the term “Termination Date” shall mean the date that Executive’s employment with the Company shall terminate, pursuant to Section 8 or otherwise.

(d) Eligible Early Termination. For purposes of this Agreement, the term “Eligible Early Termination” shall mean, in the event that the Termination Date occurs before November 30, 2012, a termination of Executive (i) at the request or upon the initiation of the Company other than for Cause, (ii) due to the death or Disability of Executive, or (iii) upon the resignation or voluntary termination of Executive in the event that either (A) Executive is no longer a direct report to Scott J. Seymour or (B) an individual other than Scott J. Seymour or the Executive is elected or appointed to act as President of the Company and, in either case, Executive suffers a significant change or diminution in his duties and responsibilities.

10. Non-Solicitation Agreement. The Executive agrees that for a period of twelve (12) months after the Termination Date regardless of the reason for the Executive’s termination of employment with the Company, he will not directly or indirectly hire, solicit or attempt to hire or solicit any employee of, or consultant to the Company, or encourage such employee to terminate his or her employment with the Company, which employee or consultant had been rendering services to the Company at any time within the last twelve (12) month period of Executive’s employment with the Company.

11. Representations and Warranty. Executive represents and warrants that Executive’s entering into this Agreement and the performance by Executive hereunder will not conflict with, violate or constitute a breach of, or require any consent or approval under, any agreement, license, arrangement or understanding, whether written or oral, or any law, judgment, decree, order, rule or regulation to which Executive is a party or, to the best of his knowledge, by which Executive is bound.

12. Confidentiality. Except as required by law, the terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Executive to any person or entity without the prior written consent of the Company, except if required by law and to Executive’s accountants, attorneys or spouse, provided that they agree to maintain the confidentiality of this Agreement.

13. Employment-at-will. Executive understands that he remains an employee-at-will and that this Agreement does not constitute a contract of employment and does not imply that his employment will continue for any period of time.

14. Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of California, without regard to the conflict of laws provisions thereof. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in Sacramento County, in the State of California.

16. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

17. Assignment. This Agreement, as it relates to Executive’s employment, is a personal contract and Executive may not sell, transfer, assign, pledge or hypothecate his rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and his personal representatives and shall inure to the benefit of and be binding upon the Company and its successors and assigns, including without limitation, any corporation or other entity into which the Company is merged or which acquires all or substantially all of the assets of the Company.

18. Entire Agreement. This Agreement (including all agreements incorporated by reference herein) constitutes the complete understanding between the parties with respect to Executive’s employment with the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties, all of which remain in full force and effect. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties.

19. Code Section 409A Compliance.

(a) The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) thirty (30) days from the date of the Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day of the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

AEORJET-GENERAL CORPORATION

By:	/s/ Elizabeth A. Zacharias	/s/ Richard W. Bregard
	Elizabeth A. Zacharias	Richard W. Bregard

Dated:	February 6, 2012	Dated:	February 6, 2012

Exhibit A

AGREEMENT AND RELEASE

Agreement and Release (“Agreement”) executed this      day                     , 2012, by and between Richard W. Bregard (“Executive”) with an address at                     and Aerojet-General Corporation, its parents, subsidiaries and affiliates (the “Company”) with an address at Highway 50 and Aerojet Road, Rancho Cordova, California 95742.

1. Executive’s employment shall be terminated effective                    (“Termination Date”). As of that date, Employee’s duties, responsibilities, office and title ceased.

2. The Company shall pay to Executive the post-termination payments and benefits described in Sections 1, 4, 5 and 6 of the Retention Agreement in accordance with the timing and conditions set forth in the Retention Agreement.

3. The Company and Executive agree that in the event that any of the payments provided in Section 2 constitute deferred compensation within the meaning of Section 409(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and Executive is at such time a specified employee, such payment or payments that constitute nonqualified deferred compensation within the meaning of the Code shall not be made prior to the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) thirty (30) days from the date of the Executive’s death (within the meaning of the Code).

4. Executive agrees and acknowledges that the payments and/or benefits provided in Paragraph 2 above exceed any payments and benefits to which Executive would otherwise be entitled under any policy, plan, and/or procedure of the Company absent his signing this Agreement. Executive acknowledges that he has been paid for work performed up to and including the Termination Date and for accrued but unused vacation.

5. Executive shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement. Executive may accept this Agreement at any time within the twenty-one (21) day period by executing it before a notary and returning it to Scott Seymour, Chief Executive Officer, GenCorp Inc., 2001 Aerojet Road, Rancho Cordova, California 95742, no later than 5:00 p.m. on the twenty-first (21st) day after Executive’s receipt of this Agreement. Thereafter, Executive will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to Scott Seymour at the address listed above, and delivering it to Scott Seymour no later than 5:00 p.m. on the seventh (7th) day following the date Executive signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day following Executive’s signing of this Agreement (the “Release Effective Date”), provided the Executive does not revoke the Agreement during the revocation period. In the event Executive does not accept this Agreement as set forth above, or in the event Executive revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to provide the payment and/or benefits referred to in Paragraph 2 above, shall automatically be deemed null and void.

6. (a) In consideration of the payment and/or benefits referred to in Paragraph 2 above, Executive for himself and for his heirs, executors, and assigns (hereinafter collectively referred to as the “Releasors”), forever releases and discharges the Company and any and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns, and any and all of its or their employee benefit and/or pension plans or funds, and any of its or their past or present officers, directors, stockholders, agents, trustees, administrators, employees or assigns (whether acting as agents for such entities or in their individual capacities), (hereinafter collectively referred to as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, federal, state, local or otherwise), whether known or unknown, which Releasors ever had, now have or may have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter from the beginning of the world up to and including the Release Effective Date, except for the obligations of the Company under this Agreement and the Retention Agreement.

(b) Without limiting the generality of the foregoing subparagraph (a), this Agreement is intended to and shall release the Releasees from any and all claims arising out of Executive’s employment with Releasees and/or the termination of Executive’s employment, including but not limited to any claim(s) under or arising out of (i) Title VII of the Civil Rights Act of 1964, as amended; (ii) the Americans with Disabilities Act, as amended; (iii) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding claims for accrued, vested benefits under any employee benefit plan of the Company in accordance with the terms of such plan and applicable law); (iv) the Age Discrimination in Employment Act, as amended, or the Older Workers Benefit Protection Act; (v) the California Fair Employment Practices and Housing Act; (vi) Section 806 of the Sarbanes Oxley Act of 2002; (vii) alleged discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (viii) the terms and conditions of Executive’s employment with the Company, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding that termination; and (ix) any law (statutory or decisional) providing for attorneys’ fees, costs, disbursements and/or the like.

(c) As a further consideration and inducement for this Agreement, to the extent permitted by law, Executive hereby waives and releases any and all rights under Section 1542 of the California Civil Code or any analogous state, local, or federal law, statute, rule, order or regulation that Executive had or may have with respect to the Releasees. California Civil Code Section 1542 reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to Executive’s execution of this Agreement. This release does not extend to those rights, which as a matter of law cannot be waived, including but not limited to unwaivable rights Executive may have under the California Labor Code. Nothing in this Agreement shall limit Executive’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a manner.

(d) Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Executive from filing a charge with or participating in an investigation conducted by any governmental agency, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”) or applicable state or city fair employment practices agency, to the extent required or permitted by law. Nevertheless, Executive understands and agrees that he is waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Paragraphs 6(a) and (b), including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement.

7. (a) Executive agrees that he has not and will not engage in any conduct that is injurious to the Company’s or the Releasees’ reputation or interest, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) the Company or the Releasees.

(b) Executive acknowledges that he has returned to the Company any and all originals and copies of documents, materials, records, credit cards, keys, building passes, computers, blackberries and other electronic devices or other items in his possession or control belonging to the Company or containing proprietary information relating to the Company.

(c) Executive further agrees that he will maintain the confidentiality of all customer and Company confidential information, unless and until such information is made public through no actions of Executive.

8. (a) Executive will cooperate with the Company and/or its subsidiaries and affiliates and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge.

(b) Executive agrees that, in the event he is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Executive’s employment with the Company, he will give prompt notice of such request to the Chief Executive Officer and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

9. The making of this Agreement is not intended, and shall not be construed, as an admission that the Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against Executive.

10. The parties agree that this Agreement may not be used as evidence in a subsequent proceeding except in a proceeding to enforce the terms of this Agreement.

11. Executive acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement and he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (e) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

12. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that, upon any finding by a court of competent jurisdiction that the release and covenants provided for by Paragraph 6 above is illegal, void, or unenforceable, Executive agrees to execute a release, waiver and/or covenant that is legal and enforceable. Finally, any breach of the terms of Paragraphs 7, 8 and/or 9 above shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief in a court of competent jurisdiction.

14. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to the conflict of laws provisions thereof. Actions to enforce the terms of this Agreement, or that relate to Executive’s employment with the Company shall be submitted to the exclusive jurisdiction of any state or federal court sitting in the County of Sacramento, State of California.

15. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument of this Agreement.

16. This Agreement (including any exhibits attached hereto) constitutes the complete understanding between the parties with respect to the termination of the Executive’s employment at the Company and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the parties. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto.

[Signature page follows]

[Signature page to Agreement and Release]

Dated:
Richard W. Bregard

AEROJET-GENERAL CORPORATION

By:		Date:
Name:
Title: